Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT LETTER AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT LETTER AGREEMENT (this "Amendment"), dated as of April 28, 2022 (the “Amendment Effective Date”), is by and between John Curran (“Executive”) and GTY Technology Holdings Inc. (the “Company”).

RECITALS

WHEREAS, the parties entered into an Amended and Restated Employment Agreement dated April 29, 2021 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to (i) extend by six months the time period during which the 2022 Long-Term Incentive Grant (as defined in the Agreement) may be accelerated and (ii) add termination without “Cause” as a basis for such acceleration; and

WHEREAS, pursuant to the Agreement, the amendment contemplated by the parties must be in a written agreement signed by an authorized representative of each party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Amendment. The third paragraph of Section 6 of the Agreement is hereby deleted and replaced in its entirety with the following:

Without otherwise limiting the "at-will" nature of your employment, in the event your employment is terminated at any time by the Company without "Cause" (excluding, for avoidance of doubt, a termination due to your death or Disability) or you resign without "Good Reason" after December 31, 2021 and within 18 months of the Effective Date, then (i) 50% of the 2022 Long-Term Incentive Grant will vest three months after the date on which your employment with the Company ceases as a result of such termination or resignation (the “Separation Date”) and (ii) 50% of the 2022 Long-Term Incentive Grant will vest six months after the Separation Date.

2.	Miscellaneous. Capitalized terms used and not defined in this Amendment have the meanings assigned to them in the Agreement. This Amendment is governed by, and construed in accordance with, the laws that govern the Agreement. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment. This Amendment constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect including, but not limited to, the Fair Competition Agreement dated April 29, 2021, and are hereby ratified and confirmed by the parties.

IN WITNESS WHEREOF, each party has executed this Amendment as of the Amendment Effective Date.

JOHN CURRAN	GTY TECHNOLOGY HOLDINGS INC.

/s/ John Curran	By:	/s/ TJ Parass
	Name:	TJ Parass
	Title:	Chief Executive Officer